Exhibit 99.1

For Release: 4:30 p.m. EDT	Contacts: Julie S. Ryland

Wednesday, July 27, 2011	205.326.8421

ENERGEN REPORTS 2Q EPS OF 87 CENTS

Active Permian Basin Drilling Programs Seen in 2012, 2013

2011 EPS Guidance Range Raised 25 Cents

Record Probable, Possible Reserves Bring 3P Total to 894 MMBOE

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) reported today that earnings in the second quarter of 2011 totaled $63.3 million, or 87 cents per diluted share. This compared with prior-year, normalized (non-GAAP) results of $65.5 million, or 91 cents per diluted share (2010 GAAP net income totaled $55.5 million, or 77 cents per diluted share, and included a $10 million non-cash write-off of capitalized unproved Alabama shale leasehold). While the independent producer benefited from an 8 percent increase in production, earnings were negatively affected by lower realized natural gas sales prices, increased lease operating expenses (LOE), and higher depreciation, depletion, and amortization (DD&A).

PRELIMINARY CAPITAL INVESTMENT AND PRODUCTION ESTIMATES FOR 2012-13

Energen Resources, Energen’s oil and gas exploration and production subsidiary, announced today that its preliminary drilling and development plans for the Permian Basin support capital investment of approximately $800 million in 2012 and $765 million in 2013. In the San Juan Basin, Black Warrior Basin, and North Louisiana/East Texas area, all of which are predominantly natural gas producing regions, Energen Resources estimates that it may invest $115 million in 2012 and $125 million in 2013.

“Preliminary capital plans for 2012 and 2013 continue to underscore our focus on oil and liquids production in the Permian Basin,” said James McManus, Energen’s chairman and chief executive officer. “For another two years, approximately 85 percent of our potential capital investment in existing properties will target the Permian Basin, with particular emphasis on the Wolfberry and Bone Spring plays.

“We are very pleased with the results of our Wolfberry program, and we continue to learn more each day about the Bone Spring play,” McManus added. “While well-to-well results in the Bone Spring have varied, we are encouraged by the overall program to-date and by our prospects of having a successful Bone Spring development program. Over the next two years, we plan to continue testing the Avalon shale and look forward to gaining sufficient data points to fully assess that opportunity.”

Energen Resources’ preliminary plans for 2012 and 2013 include the aggregate drilling of approximately 315 net wells in the Wolfberry play, 60 net Bone Spring wells, and 13 net Avalon shale test wells. The company plans to move from its current 4 rigs to an 8-rig program to accommodate Bone Spring/Avalon drilling and expects to continue running 7-8 rigs in the Wolfberry play.

Based on these preliminary capital and drilling plans, Energen estimates that its 2013 oil and natural gas liquids (NGL) production could range from 12-13 million barrels of oil equivalent (MMBOE), reflecting growth of 70-85 percent from 2010 levels. On the same basis, the company estimates double-digit, organic increases in its total annual production in 2012 and 2013.

[NOTE: Energen plans to begin its 2012 budget process in the next few weeks; 2012 capital and drilling plans in the final budget may differ from preliminary plans discussed here.]

Production by Commodity (MMBOE)

	2010	2011e	2012e	2013e	3-Year Growth (estimate)
					CAGR	Aggregate
Oil	5.1	6.4	8.0-8.5	9.0-9.5	21-23%	76-86%
NGL	1.9	2.1	2.5-3.0	3.0-3.5	16-23%	58-84%
Natural Gas	11.8	12.0	12.5-13.5	13.0-14.0	3-6%	10-19%

Total	18.8	20.5	23.0-25.0	25.0-27.0	10-13%	33-44%

Based on results to-date and internal engineering analysis of preliminary drilling plans, the following data reflects the company’s current model sets for 2012-2013.

BONE SPRING

•	Horizontal play in the Delaware Basin

•	Energen’s primary interest: 3rd Bone Spring sands (vertical depths: 11,000-11,300 feet)

•	Estimated EUR: 400-450 MBOE

•	Estimated net reserves/well (risked): 250-300 MBOE

•	Estimated drilling cost: $7 million

•	Weighted average product mix: 57 percent oil, 21 percent NGL, 22 percent natural gas

•	Preliminary drilling plans (net wells): 30 wells in 2012; 30 wells in 2013

2011 Bone Spring Update: Energen has completed 10 net Bone Spring wells in 2011 (two drilled in late 2010 and eight drilled in 2011); two additional wells are waiting on completion; and the company expects to drill 12 more net wells by year end. The early stabilized average rate of the 10 producing wells completed in 2011 is approximately 300 barrels of oil per day and 900 thousand cubic feet (Mcf) per day of wet gas; this exceeds the model by 10-15 percent.

WOLFBERRY

•	Vertical play in the Midland Basin (7,500-10,500 feet)

•	Completes the Spraberry and Wolfcamp intervals (3,000-foot thick completion interval)

•	Estimated EUR: 155 MBOE

•	Estimated net reserves/well (risked): 100 MBOE

•	Estimated drilling cost: $2.1 million

•	Average product mix: 63 percent oil, 25 percent NGL,12 percent natural gas

•	Preliminary drilling plans (net wells): 155 wells in 2012; 160 wells in 2013

2011 Wolfberry Update: Energen has drilled and completed 67 net Wolfberry wells in 2011; 54 wells are producing; eight additional wells have been drilled and are waiting on completion; 80 net wells remain to be drilled this year. The Wolfberry wells are solid producers. Initial rates from the 54 producing wells drilled and completed in 2011 exceed Energen’s model initial production rate of 55 barrels of oil per day and 110 Mcf per day of wet gas by 25-30 percent.

AVALON

•	Horizontal play in the Delaware Basin (vertical depths: 8,500-9,000 feet)

•	Estimated EUR: 300-350 MBOE

•	Estimated drilling cost: $5.5 million

•	Preliminary drilling plans (net wells): 7 wells in 2012; 6 wells in 2013

2011 Avalon Update: A step-out well drilled in Winkler County to test the far-east portion of Energen’s leasehold has been producing, over the last 45 days, some 100-110 barrels of oil per day and 400-600 Mcf per day of wet gas; by correcting completion issues encountered on this well and improving the lift system, engineering analysis suggests that production may be increased sufficiently to support the economic viability of the Avalon shale in this area of the basin. The company plans to spud another Avalon test well in this eastern section of its leasehold later this year. Meanwhile, Energen has drilled a new Avalon test well in western Reeves County (it is waiting on completion), and is drilling another Avalon test well in Loving County.

ENERGEN RAISES 2011 EARNINGS, CASH FLOW GUIDANCE

Energen today raised its 2011 guidance ranges for earnings and after-tax cash flows to $3.60-$4.00 per diluted share and $690-$719 million, respectively. These increases primarily reflect higher assumed commodity prices applicable to unhedged production for the remainder of the year. (Previous earnings guidance was $3.35-$3.75 per diluted share, and previous after-tax cash flows guidance was $669-$696 million). The new price assumptions for the remainder of 2011 are: $4.50 per Mcf of gas, $95 per barrel of oil, and $1.14 per gallon of NGL.

The new guidance also reflects year-to-date results, recent hedge additions, known July commodity prices and basis differentials, slight increases in LOE and DD&A, and decreased general and administration (G&A) expense.

Key assumptions in Energen’s 2011 guidance include:

•	Hedge position covering approximately 72 percent of the company’s 2011 estimated production;

•	Annual production of 20.5 MMBOE;

•	Average DD&A rate at Energen Resources of $11.46 per BOE;

•	LOE, including production taxes, at Energen Resources of $12.74 per BOE (base LOE and marketing and transportation costs of $9.98 per BOE);

•	General & administrative (G&A) expense at Energen Resources of $3.17 per BOE;

•	Alabama Gas Corporation (Alagasco), the company’s utility subsidiary, earning on estimated average equity of $346 million; and

•	Average diluted shares outstanding of 72.4 million.

Energen Resources’ capital investment in 2011 is estimated to total approximately $875 million, or $92 million more than the company’s prior capital estimate. The variance is largely due to the following:

•	Almost half of the increase, $42 million, is related to the acquisition of a small Wolfberry property and unproved leasehold in the Bone Spring/Avalon trends.

•	Another $20 million is associated with increased Wolfberry drilling costs largely due to service cost increases and additional frac stages.

•

New facilities totaled $13 million; these included additional tank batteries in the Wolfberry area, a water injection system at Fuhrman-Mascho, and two water disposal wells and gathering and disposal lines to facilitate Bone Spring production.

•	Miscellaneous well cost increases also totaled $13 million.

Including recent transactions, Energen Resources’ 2011 hedge position for the remainder of the year is:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEXe Price
Natural Gas	26.5 Bcf	36.9 Bcf	72%	$6.05/Mcf
Oil	2.7 MMBO	3.6 MMBO	75%	$82.97/barrel
NGLs	21.1 MMgal	46.2 MMgal	46%	$0.90/gallon

NOTE: INCLUDES KNOWN BASIS DIFFERENTIALS

Energen Resources’ natural gas and oil hedge positions by type for the remainder of 2011 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	19.4	$0.25 per Mcf	$5.90 per Mcf
NYMEX	7.1	—	$6.47 per Mcf

Oil Hedges	Volumes (MBO)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	1,595	$2.50 per barrel	$78.15 per barrel
NYMEX	1,073	—	$90.15 per barrel

NOTE: INCLUDES KNOWN BASIS DIFFERENTIALS

Sensitivity of 2011 Earnings, Cash Flows to Changes in Commodity Prices

Given Energen Resources’ current hedge position for 2011, changes in commodity prices for the remainder of the year are estimated to have the following impact on Energen’s 2011 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $4.50 represents an estimated net income impact of approximately $435,000 (0.6 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $95 per barrel represents an estimated net income impact of approximately $445,000 (0.6 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $1.14 per gallon represents an estimated net income impact of approximately $110,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

ENERGEN 3P RESERVES TOTAL 894 MMBOE

Energen Resources’ revised estimate of probable and possible reserves at March 31, 2011, is 591 MMBOE. As compared with probable and possible reserves at year-end 2010, this number includes an additional 63 MMBOE of 3rd Bone Spring possible reserves on acreage the company purchased in the Permian Basin subsequent to its acquisition of SandRidge Energy’s Bone Spring acreage. It also includes 138 MMBOE of possible Mancos shale gas in the San Juan Basin. The review by independent reservoir engineers does not include some 64 MMBOE of Avalon shale potential at this time due to limited, basin-wide well data.

When combined with proved reserves at year end of 303 MMBOE, Energen Resources has total proved, probable, and possible reserves at March 31, 2011, of approximately 894 MMBOE, or 5.4 trillion cubic feet equivalent (Tcfe).

As with the Company’s year-end proved reserves, Energen Resources’ technical staff estimates the physical quantities of its unproved reserves; these, in turn, are reviewed by independent reservoir engineers. The same commodity prices used to calculate year-end 2010 proved reserves were applied in establishing the Company’s probable and possible reserves estimates at March 31, 2011. The definitions of probable and possible reserves imply different probabilities of potential recovery in each classification; the quantities reported here are unrisked and based on the Company’s best estimate of current costs to drill wells in each basin/area and bring associated production to market.

Probable and Possible Reserves (MMBOE)

Basin/Area	Probable			Possible
	3/31/11	2010	2009	3/31/11	2010	2009
San Juan	85	85	71	293	155	119
Permian	80	83	61	124	58	60
Black Warrior/Other	4	3	2	5	5	2

Total	169	171	134	422	218	180

SECOND QUARTER FINANCIAL RESULTS

For the 3 months ended June 30, 2011, Energen’s net income totaled $63.3 million, or $0.87 per diluted share. This compares with net income in the 2010 second quarter of $55.5 million, or $0.77 per diluted share, including a $10 million, or 14 cents per diluted share, non-cash after-tax write-off of Alabama shale leasehold. Energen Resources’ net income in the second quarter of 2011 totaled $63.1 million as compared with $56.8 million in the same period last year (including the write-off), and Alagasco’s net income of $0.3 million in the second quarter of 2011 was up $0.6 million from the same period a year ago.

Energen Resources Corporation

Excluding the non-cash write-off in the prior-year second quarter, Energen Resources’ net income declined $3.7 million. The independent producer benefited from an 8 percent increase in production, but earnings were negatively affected by lower realized natural gas sales prices, increased LOE, and higher DD&A expense.

Average Realized Sales Prices

Commodity	2Q11	2Q10	Change
Natural Gas (per Mcf)	$5.51	$6.84	(19)%
Oil (per barrel)	$79.24	$78.34	1%
NGL (per gallon)	$0.95	$0.77	23%

Production

Commodity	2Q11	2Q10	Change
Natural Gas (Bcf)	17.8	17.6	1%
Oil (MBO)	1,501	1,258	19%
NGL (MMgal)	22.6	19.0	19%
Total (MBOE)	5,002	4,649	8%

Production by Area (MBOE)

Area	2Q11	2Q10	Change
San Juan Basin	2,430	2,296	6%
Permian Basin	1,832	1,515	21%
Black Warrior Basin	512	551	(7)%
N. LA/E. TX/Other	228	286	(20)%

Permian Basin production increased in the second quarter primarily due to the company’s 2010 acquisitions and associated development. San Juan Basin production increased slightly due to new well development and better-than-expected performance from certain Fruitland Coal wells. Decreased production in other areas was small in terms of volumes and reflected the company’s capital investment focus in its Permian Basin oil properties and normal property declines.

Total LOE per unit in the second quarter of 2011 increased approximately 9 percent from the second quarter of 2010 to $12.98 per BOE. Base LOE and marketing and transportation expenses increased about 5 percent, largely due to increased repair and maintenance expenses and higher gathering system costs, while commodity price-drive production taxes rose 24 percent on a per-unit basis.

DD&A expense per unit in the second quarter of 2011 increased 3 percent over the prior-year second quarter to $10.96 per BOE.

Per-unit net G&A expense increased 8 percent in the current-year second quarter to $3.02 per BOE largely due to performance-based compensation and increased labor costs.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $0.3 million in the second quarter of 2011 as compared with a net loss of $0.3 million in the same period last year. This increase largely reflected the utility’s ability to earn on a higher level of equity and the timing of rate recovery.

YEAR-TO-DATE FINANCIAL RESULTS

For the 6 months ended June 30, 2011, Energen’s net income totaled $157.6 million, or $2.18 per diluted share. This compares with net income in the first half of 2010 that totaled $172.3 million, or $2.39 per diluted share, including the $10.0 million, or 14 cents per diluted share, non-cash after-tax write-off of capitalized unproved leasehold.

Energen Resources’ net income in the year-to-date 2011 totaled $112.8 million as compared with $128.4 million in the same period last year (including the write-off), and Alagasco’s net income of $44.4 million in the first half of 2011 was up $0.5 million from the same period a year ago.

Energen Resources Corporation

Excluding the non-cash write-off in the 2010 year-to-date period, Energen Resources’ net income declined $25.6 million largely due to lower realized natural gas sales prices, increased LOE, higher DD&A expense, and increased G&A expense, partially offset by increased production.

Average Realized Sales Prices

Commodity	YTD11	YTD10	Change
Natural Gas (per Mcf)	$5.51	$7.02	(22)%
Oil (per barrel)	$77.55	$78.77	(2)%
NGL (per gallon)	$0.92	$0.82	12%

Production

Commodity	YTD11	YTD10	Change
Natural Gas (Bcf)	35.1	35.0	NM
Oil (MBO)	2,865	2,444	17%
NGL (MMgal)	42.3	37.8	12%
Total (MBOE)	9,725	9,184	6%

Production by Area (MBOE)

Area	YTD11	YTD10	Change
San Juan Basin	4,772	4,566	5%
Permian Basin	3,472	2,949	18%
Black Warrior Basin	1,026	1,088	(6)%
N. LA/E. TX/Other	455	581	(22)%

Permian Basin production increased in the first half of 2011 relative to the same period a year ago largely due to the company’s 2010 acquisitions and associated development, increased development of older Wolfberry properties, and new well development at Fuhrman-Mascho. San Juan Basin production increased due to new well development and better-than-expected performance from certain Fruitland Coal wells. Decreased production in other areas was small in terms of volumes and reflected the company’s capital investment focus in its Permian Basin oil properties and normal property declines.

Total LOE per unit in the 2011 year-to-date period increased approximately 7 percent from the same period last year to $12.76 per BOE. Base LOE and marketing and transportation expenses increased about 4 percent, while commodity price-drive production taxes rose 21 percent on a per-unit basis.

DD&A expense per unit in the first six months of 2011 increased 2 percent from the same period last year to $10.82 per BOE.

Per-unit net G&A expense increased 14 percent in the first half of 2011 to $3.49 per BOE largely due to performance-based compensation and increased labor costs.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $44.4 million in the first half of 2011 as compared with earnings of $43.9 million in the same period last year. This increase largely reflected the utility’s ability to earn on a higher level of equity as well as the timing of rate recovery.

TRAILING 12-MONTHS’ FINANCIAL RESULTS

For the 12 months ended June 30, 2011, Energen’s net income totaled $276.1 million, or $3.83 per diluted share, and compared with net income of $278.0 million, or $3.86 per diluted share, in the same period last year. Current-12 months’ results included a $14.7 million non-cash after-tax write-off of capitalized unproved leasehold while prior-period results included a $10 million write-off.

Energen Resources Corporation

Energen Resources’ net income in the trailing 12 months totaled $229.7 million, down from $238.7 million in the same period last year. Current-12 months’ results included a $14.7 million non-cash after-tax write-off of capitalized unproved leasehold while prior-period results included a $10 million write-off.

Average Realized Sales Prices, Trailing 12 Months Comparison

Commodity	12-M Ended 6/30/11	12-M Ended 6/30/10	Change
Natural Gas (per Mcf)	$6.08	$6.66	(9)%
Oil (per barrel)	$78.23	$71.57	9%
NGL (per gallon)	$0.87	$0.88	(1)%

Production, Trailing 12 Months Comparison

Commodity	12-M Ended 6/30/11	12-M Ended 6/30/10	Change
Natural Gas (Bcf)	71.0	71.7	(1)%
Oil (MBbl)	5,552	4,930	13%
NGL (MMgal)	83.5	77.1	8%
Total (MBOE)	19,373	18,721	3%

Total per-unit LOE in the 12 months ended June 30, 2011, increased approximately 4 percent from the same period a year ago to $12.38 per BOE. Base LOE and marketing and transportation expenses were up 2 percent, while commodity price-driven production taxes increased 14 percent on a per-unit basis.

DD&A expense per unit in the 12 months ended June 30, 2011, increased 4 percent over the same period last year to $10.73 per BOE. Per-unit net G&A expense in the 12 months ended June 30, 2011, decreased 2 percent over the same period a year ago to $3.01 per barrel.

Alabama Gas Corporation

Alagasco’s net income for the 12 months ended June 30, 2011, totaled $47.4 million as compared with $40.9 million in the same period a year ago. This increase primarily reflected the timing of rate recovery and the utility’s ability to earn on a higher level of equity.

STRONG HEDGE POSITIONS IN 2012-2014

Energen continues to utilize hedging of its flowing production in future years to help protect projected earnings and cash flows from commodity price volatility. Oil hedges recently were added in 2012-2014, and natural gas hedges were added in 2014. The company’s hedge positions in 2012-2014 are as follows:

2012

Energen Resources’ hedge position for 2012 is as follows:

Commodity	Hedge Volumes	Estimated Production	NYMEXe Price
Natural Gas	40.5 Bcf	75.0 - 81.0 Bcf	$4.99/Mcf
Oil	4.5 MMBO	8.0 - 8.5 MMBO	$86.24/barrel
NGL	39.9 MMgal	105.0 - 126.0 MMgal	$0.86/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2012 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	29.5	$0.35 per Mcf	$4.95 per Mcf
NYMEX	11.0	—	$5.07 per Mcf

Oil Hedges	Volumes (MBO)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	3,124	$3.00 per barrel	$83.20 per barrel
NYMEX	1,403	—	$93.01 per barrel

2013

Energen Resources’ hedge position for 2013 is as follows:

Commodity	Hedge Volumes	Estimated Production	NYMEXe Price
Natural Gas	33.9 Bcf	78.0 - 84.0 Bcf	$5.25/Mcf
Oil	3.7 MMBO	9.0 - 9.5 MMBO	$88.33/barrel
NGL	35.2 MMgal	126.0 - 147.0 MMgal	$1.02/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2013 is as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	25.1	$0.35 per Mcf	$5.23 per Mcf
NYMEX	8.8	—	$5.30 per Mcf

Oil Hedges	Volumes (MBO)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,768	$4.00 per barrel	$86.34 per barrel
NYMEX	939	—	$94.18 per barrel

2014

Energen Resources’ hedge position for 2014 is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	19.8 Bcf	$5.55/Mcf
Oil (NYMEX)	3.2 MMBO	$89.81/barrel

Energen Resources’ natural gas hedge position by hedge type for 2014 is as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	16.8	$0.35 per Mcf	$5.52 per Mcf
NYMEX	3.0	—	$5.72 per Mcf

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its dominant business is the acquisition, development, and exploration of oil, natural gas, and natural gas liquids. Through Energen Resources Corporation, the company has approximately 900 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the San Juan and Permian basins. Energen subsidiary Alabama Gas Corporation is the largest distributor of natural gas in Alabama and has a business heritage in the state spanning more than 150 years. For more information, go to http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.